Exhibit 1
FOR IMMEDIATE RELEASE
September 5, 2006
Contact Information:
Nissin Co., Ltd.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Assignment of Shares of WEBCASHING.COM CO., LTD.
     Nissin Co., Ltd. (the “Company”) hereby announces that effective today, it has entered into a share assignment agreement to transfer the shares of WEBCASHING.COM CO., LTD. (“WEBCASHING.COM”) held by the Company, to media innovation Co., Ltd. (“media innovation”, formerly known as “livedoor MARKETING Co., Ltd.”).

1.	Assignment of shares held by the Company
     In March 2004, the Company obtained 2,280 shares (38% of the outstanding shares) of WEBCASHING.COM, which operates financial intermediation businesses on the internet. The company received the offer from media innovation to purchase these shares, and decided to transfer them to media innovation.

2.	Outline of WEBCASHING.COM CO., LTD. (As of June 30, 2006)

Company name:	WEBCASHING.COM CO., LTD.
Main business:	Advertising on the internet
Founded:	March 21, 2000.
Representative:	Tadatoshi Miyauchi
Head Office:	5-7, Akasaka 2-chome Minato-ku, Tokyo.
Amount of capital:	300 million yen
Outstanding shares:	6,000 shares

3.	Outline of media innovation Co., Ltd. (As of September 1, 2006)

Company name:	media innovation Co., Ltd.
Main business:	Marketing Services on the WEB
Founded:	November 16, 1998.
Representative:	Satoshi Hoyano
Head Office:	3-5, Shibuya 3-chome Shibuya-ku, Tokyo.
Amount of capital:	6,140 million yen

4.	Share assignment schedule September 5, 2006: Share assignment agreement concluded September 5, 2006: Assignment of the shares (scheduled)

5.	Future Projections
     The effect on performance for the current period is expected to be minor, and there is no change in our financial forecast.

     These materials contain forward-Looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
     Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions, including changes in corporate and personal bankruptcy and unemployment rates in Japan;
•	competition by entry of major financial institutions and IT companies in the business owners and consumer loan industries;
•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with Japan or U.S. law, including restrictions on interest rates, to regulations for the money lending business;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of our information or technological systems and networks.
•	the influence of our chairman and his family over important decisions;
•	the failure to generate the results we desire by changes in the mix of our assets portfolio;
•	fluctuation in market environments regarding our investments;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
•	the effect of fluctuations in the value of real estate held and potential changes to tax legislation and amendments to regulations concerning real estate-related businesses; and
•	increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.